Exhibit 10
AMENDMENT TO
CAMCO FINANCIAL CORPORATION
AND AFFILIATE
DIRECTOR DEFERRED COMPENSATION PLAN
     The following is an amendment (this “Amendment”) to the Camco Financial Corporation and Affiliate Director Deferred Compensation Plan (the “Plan”).
     WHEREAS, the Board of Directors of Camco Financial Corporation (the “Company”) has determined that the Plan should be amended to comply with certain changes in the law and to constitute a Rule 10b5-1 Plan;
     WHEREAS, Section 10 of the Plan provides that the Board of Directors of the Company, by a resolution of the Board, may amend the Plan at any time, and from time to time, in any manner which it deems desirable;
     WHEREAS, the Board of Directors of the Company desires that the Plan provide for the purchase of shares of the Company’s common stock (“Common Shares”) by the Plan in specific amounts and on specific dates;
     WHEREAS, the Board of Directors desires that the Plan be designed to assure that all purchases of Common Shares will not be influenced by, or made on the basis of, material nonpublic information that may be in possession of the Participants or the Plan at the time of purchase; and
     NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended as follows:
     1. The definition of “Adjustment Date” set forth in Section 2 of the Plan shall be deleted in its entirety and shall be restated as follows:
     “Adjustment Date” means the last Business Day of the month following the month in which a Business Quarter ends.
     2. The following definition shall be added to Section 2 of the Plan:
     “Business Day” means Monday through Friday, except for federal, state or bank holidays.
     3. The following definition shall be added to Section 2 of the Plan:
     “Business Quarter” means the periods from January 1st through March 31st, April 1st though June 30th, July 1st through September 30th, and October 1st through December 31st.
     4. Section 5.B. of the Plan shall be amended by adding the following sentence to the end of such Section:
     If a Participant fails to make a proper election for distribution in the Deferral Notice, then the Participant’s Deferred Compensation Account shall be distributed to the Participant in a single lump sum payment.
     5. Purchases under Section 4.D (iii) of the Plan shall be executed in accordance with a purchase plan between the Plan and a broker in a form similar to that set forth on Exhibit A attached hereto.
     The Board of Directors duly adopted this Amendment at a meeting duly called and held on June 23, 2009.

CAMCO FINANCIAL CORPORATION
By:	/s/ James E. Huston
James E. Huston, Chairman

EXHIBIT A
This Purchase Plan is entered into to be effective                     , 2009, by and between the Camco Financial Corporation and Affiliate Director Deferred Compensation Plan (the “Deferred Compensation Plan”) and                      (“Broker”). Terms used in this Purchase Plan but not defined herein shall have the meanings set forth in the Deferred Compensation Plan.
WHEREAS, the Deferred Compensation Plan desires to establish this Purchase Plan to purchase shares of Camco Financial Corporation’s common stock (the “Common Shares”); and
WHEREAS, the Deferred Compensation Plan desires to engage Broker to effect the purchases of Common Shares in accordance with this Purchase Plan;
NOW, THEREFORE, the Deferred Compensation Plan and Broker hereby agree as follows:
1.	(a) Subject to the Deferred Compensation Plan’s continued compliance with Section 2 hereof, Broker shall effect a purchase or purchases (each, a “Purchase”) on the Adjustment Dates of as many Common Shares as may be purchased with the total of all cash Company Contributions deferred by Participants to their Stock Accounts.

(b) A Purchase may be made in the open market or through privately negotiated transactions. Broker shall comply with the requirements of paragraphs (b)(2), (b)(3) and (b)(4) of Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with Purchases of Common Shares in the open market pursuant to this Purchase Plan. The Deferred Compensation Plan agrees not to take any action that would cause Purchases not to comply with Rule 10b-18 or Rule 10b5-1.

2.	The Deferred Compensation Plan shall pay to Broker a commission of $___cents per share of Common Shares purchased under this Purchase Plan. The Deferred Compensation Plan will be notified of all transactions pursuant to customary trade confirmations.

3.	This Purchase Plan shall become effective on the date hereof and shall terminate upon resolution by the Board of Directors of Camco Financial Corporation.

4.	The Deferred Compensation Plan understands that Broker may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction or internal policy applicable to Broker or otherwise. If any Purchase cannot be executed as required by Section 1 due to a market disruption, a legal, regulatory or contractual restriction or internal policy applicable to Broker or any other event, such Purchase shall be cancelled and shall not be effected pursuant to this Purchase Plan.

5.	The Deferred Compensation Plan represents and warrants, on the date hereof and on the date of any amendment hereto, that: (a) it is not aware of material, nonpublic information with respect to Camco Financial Corporation and (b) it is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws.

6.	It is the intent of the parties that this Purchase Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and Rule 10b-18 under the Exchange Act, and this Purchase Plan shall be interpreted to comply with the requirements thereof.

7.	This Purchase Plan shall be governed by and construed in accordance with the laws of the State of Ohio and may be modified or amended only by a writing signed by the parties hereto.

8.	The Deferred Compensation Plan represents and warrants that the transactions contemplated hereby are consistent with the Deferred Compensation Plan, which was duly authorized by Camco Financial Corporation’s board of directors.

9.	Except as contemplated by Section 3 of this Purchase Plan, the Deferred Compensation Plan acknowledges and agrees that it does not have authority, influence or control over any Purchase effected by Broker pursuant to this Purchase Plan and the Deferred Compensation Plan will not attempt to exercise any authority, influence or control over Purchases. Broker agrees not to seek advice from the Deferred Compensation Plan with respect to the manner in which it effects Purchases under this Purchase Plan.

10.	This Purchase/Sale Plan may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

11.	IN WITNESS WHEREOF, the undersigned have signed this Purchase Plan as of the date first written above.
BROKER

By:
Name:
Title:

DEFERRED COMPENSATION PLAN

By:
Name:
Title: